UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR SECTION 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 22, 2012

Teledyne Technologies Incorporated

(Exact name of registrant as specified in its charter)

Delaware	1-15295	25-1843385
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1049 Camino Dos Rios Thousand Oaks, California		91360
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (805) 373-4545

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On October 22, 2012, Teledyne Technologies Incorporated (the “Company”), borrowed $200 million in aggregate principal amount in the form of two unsecured term loans from each of Bank of America, N.A. (“Bank of America”) and U.S. Bank, National Association (“U.S. Bank”), as lenders (the “Term Loans”). The Term Loans were made pursuant to two loan agreements (each a “Loan Agreement”), one with Bank of America for $100 million in aggregate principal amount and one with U.S. Bank for $100 million in aggregate principal amount. Teledyne Brown Engineering, Inc., Teledyne Instruments, Inc., Teledyne Scientific & Imaging, LLC and Teledyne LeCroy, Inc., each of which is a subsidiary of the Company, are guarantors under the Loan Agreements. The Company used the proceeds of the Term Loans to retire indebtedness under its existing revolving credit facility that was entered into on February 25, 2011 (the “Credit Facility”), providing for increased borrowing capacity under the Credit Facility.

The Term Loans mature on October 22, 2015 and are subject to annual amortization of principal of 5%, payable quarterly beginning with the fourth fiscal quarter of 2013, with the aggregate outstanding principal due and payable on the maturity date.

Interest rates under each of the Loan Agreements are at variable rates which are, at the Company’s option, tied to a Eurocurrency rate equal to LIBOR (London Interbank Offered Rate) plus an applicable rate or a base rate as defined in each Loan Agreement (each Loan Agreement having identical definitions of such rates). Eurocurrency-based loans under the Loan Agreements have interest periods of one, two, three or six months, as selected by the Company. Base rate loans have interest rates that primarily fluctuate with changes in the prime rate. Interest rates are also subject to change based on the Company’s consolidated leverage ratio as defined in the Loan Agreements. Borrowing rates are lower under the Term Loans as compared to the Credit Facility.

The Loan Agreements contain customary representations and covenants that are identical in substance to the representations and covenants set forth in the Credit Facility.

Events of default under each Loan Agreement include but are not limited to (i) a default in the payment of principal of the Term Loans or, following a period of 5 business days, of interest; (ii) a breach of the Company’s covenants or warranties under such Loan Agreement; (iii) any payment default or acceleration of indebtedness of the Company or any subsidiary if the total amount of such indebtedness unpaid or accelerated exceeds $50 million; (iv) events of bankruptcy, insolvency or liquidation involving the Company or its subsidiaries; (v) the occurrence of a final judgment in amount in excess of $50 million, net of insurance coverage, rendered against the Company, a subsidiary guarantor or any of the Company’s subsidiaries; and (vi) the failure to maintain funding standards in ERISA based plans and certain other liabilities related to ERISA based plans that result in a material adverse effect on the Company.

The descriptions set forth above are qualified in their entirety by each Loan Agreement, copies of which are filed as exhibits to this report and are incorporated by reference herein.

Bank of America and U.S. Bank, and/or their affiliates, are among the lenders under the Credit Facility and have provided, from time to time, and may continue to provide commercial banking, financial and other services to the Company, for which the Company has paid and intends to pay customary fees.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth above in Item 1.01 is hereby incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit 10.1	Loan Agreement, dated October 22, 2012, among Teledyne Technologies Incorporated, as borrower, certain of its subsidiaries, as guarantors, and Bank of America, N.A., as lender.

Exhibit 10.2	Loan Agreement, dated October 22, 2012, among Teledyne Technologies Incorporated, as borrower, certain of its subsidiaries, as guarantors, and U.S. Bank National Association., as lender.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELEDYNE TECHNOLOGIES INCORPORATED

By:	/s/ Dale A Schnittjer
Dale A. Schnittjer
Senior Vice President and Chief Financial Officer

Dated: October 22, 2012

EXHIBIT INDEX

Description

Exhibit 10.1	Loan Agreement, dated October 22, 2012, among Teledyne Technologies Incorporated, as borrower, certain of its subsidiaries, as guarantors, and Bank of America, N.A., as lender.

Exhibit 10.2	Loan Agreement, dated October 22, 2012, among Teledyne Technologies Incorporated, as borrower, certain of its subsidiaries, as guarantors, and U.S. Bank National Association., as lender.